CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
WAL-MART STORES, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Wal-Mart Stores, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
1.    The Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended solely to reflect a change in the name of the Corporation by deleting Article FIRST thereof and inserting the following in lieu thereof:
“FIRST. The name of the Corporation is Walmart Inc.”
2.    The Board of Directors of the Corporation has adopted a resolution approving and declaring advisable the amendment described herein in accordance with the provisions of Section 242(b)(1) of the General Corporation Law of the State of Delaware.
3.    The amendment described herein has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
4.    This Certificate of Amendment shall become effective on February 1, 2018 at 12:05 a.m. Eastern Time.
IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 5th day of December, 2017.

WAL-MART STORES, INC.

By:	/s/ Gordon Y. Allison
Gordon Y. Allison
Vice President and General Counsel, Corporate